(LETTERHEAD OF BERLACK, ISRAELS & LIBERMAN LLP)

                                                                EXHIBIT F-1








                                             December 1, 1995








          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

                    Re: General Public Utilities Corporation
                        SEC File No. 70-8695

          Ladies and Gentlemen:

                    We have examined the Declaration on Form U-1, dated September 13, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), of General Public Utilities Corporation ("GPU"), docketed in SEC File No. 70-8695, and as about to be amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended by Amendment No. 1 is hereinafter referred to as the "Declaration".) The Declaration contemplates the issuance and sale by GPU from time to time through December 31, 2000 of up to 250,000 additional authorized but unissued shares or previously reacquired shares of its common stock, par value $2.50 per share (the "Additional Common Stock"), pursuant to certain Employee Savings Plans for employees of GPU and its subsidiaries ("Savings Plans").

                    We have been counsel to GPU, a Pennsylvania corporation, for many years. In such capacity, we have participated in various proceedings relating to GPU and to its subsidiaries, and we are familiar with the corporate records of GPU and the terms of the outstanding securities of GPU and its subsidiaries. We have also examined such other instruments, agreements and other documents and made such further investigation as we have deemed necessary as a basis for this opinion. As to all matters of Pennsylvania law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, which is being filed as Exhibit F-2 to the Declaration.





          Securities and Exchange Commission
          December 1, 1995
          Page 2




                    Based upon the foregoing, we are of the opinion that GPU is validly organized and duly existing under the laws of the Commonwealth of Pennsylvania and when (a) the Commission shall have issued an order permitting the Declaration to become effective forthwith, (b) shares of Additional Common Stock shall have been duly issued and paid for as provided in GPU's Registration Statements on Form S-8, as amended, relating to the Savings Plans, and (c) all action necessary under state "Blue Sky" laws to permit the offer and sale of the Additional Common Stock pursuant to the Savings Plan shall have been completed:

                    4.   All   state   laws  applicable   to  the
                    proposed transactions will have been complied with;

                    5. The Additional Common Stock issued under the Savings Plans will be validly issued, fully paid and non-assessable and will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended; and

                    6. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as such term is defined in the Act.

                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                             Very truly yours,


                                             BERLACK, ISRAELS & LIBERMAN LLP